Exhibit 3.1

THIRD AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

STONEGATE MORTGAGE CORPORATION

These constitute the Third Amended and Restated Articles of Incorporation (the “Articles”) of Stonegate Mortgage Corporation (the “Corporation”), a corporation for profit formed under the Ohio General Corporation Law (the “Law”), which amended and restated articles of incorporation supersede, amend, and restate, in their entirety, the previously existing articles of incorporation of the Corporation, as heretofore amended:

ARTICLE I

NAME, PRINCIPAL OFFICE AND PURPOSES

Section 1. Name

The name of the Corporation is “Stonegate Mortgage Corporation”.

Section 2. Principal Office Location

The principal office of the Corporation shall be located in the City of Mansfield in the County of Richland, Ohio.

Section 3. Purposes

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Law and any amendments heretofore or hereafter made thereto.

ARTICLE II

SHARES AND RELATED MATTERS

Section 1. Authorized Shares

The number of shares which the Corporation is authorized to have outstanding is 125,000,000, consisting of 100,000,000 Common Shares, $0.01 par value (“Common Shares”), and 25,000,000 preferred shares, without par value (“Preferred Shares”).

Section 2. Terms of Common Shares

Each Common Share shall be equal to every other Common Share. The holders of Common Shares shall be entitled to one vote for each share of such stock upon all matters presented to the shareholders of the Corporation. The voting, dividend, and liquidation rights of the holders of the Common Shares are subject to and qualified by the rights, powers, and preferences of the holders of any Preferred Shares set forth herein and as may be designated by resolution of the Board of Directors with respect to any series of Preferred Shares as authorized herein. Subject to the preferences of any outstanding Preferred Shares, each Common Share shall be entitled to participate equally in such dividends as may be declared by the Board of Directors out of funds legally available therefor, and to participate equally in all distributions of assets upon liquidation.

Section 3. Terms of Preferred Shares

The Board of Directors of the Corporation is authorized to adopt one or more amendments to these Articles in respect of any unissued Preferred Shares and thereby to fix or change, to the fullest extent now or hereafter permitted by Ohio law: (a) the division of such Preferred Shares into series and the designation and authorized number of shares of each series; (b) the dividend or distribution rights; (c) dividend rate; (d) liquidation rights and preferences; (e) redemption rights and preferences; (f) sinking fund requirements; (g) voting rights; (h) preemptive rights; (i) conversion rights; (j) restrictions on issuance of shares; and (k) such other rights, preferences, and limitations as shall not be inconsistent with this Article II.

Section 4. Stated Capital

The stated capital of the Corporation shall be the aggregate stated capital of all classes of outstanding shares:

(a) The stated capital of shares with par value shall be the par value of such shares, except as otherwise required by Law and except as otherwise set, changed or eliminated as permitted by Law.

(b) The stated capital of shares without par value shall be $0 per share, except as otherwise required by Law and except as otherwise set, changed or eliminated as permitted by Law.

Section 5. Board of Directors Authority with Respect to Shares

The Board of Directors of the Corporation shall have the power to cause the Corporation from time to time and at any time to purchase, hold, sell, transfer, or otherwise deal with (a) shares of any class or series issued by it; (b) any security or other obligation of the Corporation which may confer upon the holder thereof the right to convert the same into shares of any class or series authorized by these Articles; and (c) any security or other obligation which may confer upon the holder thereof the right to purchase shares of any class or series authorized by these Articles. The Corporation shall have the right to repurchase, if and when any shareholder desires to sell, or on the happening of any event is required to sell, shares of any class or series issued by the Corporation. The authority granted in this Section 5 shall not limit the plenary authority of the Board of Directors to purchase, hold, sell, transfer, or otherwise deal with shares of any class or series, securities, or other obligations issued by the Corporation or authorized by these Articles.

ARTICLE III

INDEMNIFICATION, INSURANCE, AND LIMITATION OF LIABILITY

Section 1. Mandatory Indemnification

The Corporation shall indemnify any officer or director of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (including, without limitation, any action or suit threatened or instituted by or in the right of the Corporation), by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation (domestic or foreign, nonprofit or for profit), limited liability company, partnership, joint venture, trust, or other enterprise, against expenses (including, without limitation, attorneys’ fees and costs), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. A person claiming indemnification under this Article III, Section 1 shall be presumed, in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal matter, to have had no reasonable cause to believe his or her conduct was unlawful, and the termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.

Section 2. Court-Approved Indemnification

Anything contained in the Code of Regulations or elsewhere in these Articles to the contrary notwithstanding:

(a) The Corporation shall not indemnify any person who was a party to any completed action or suit instituted by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation (domestic or foreign, nonprofit or for profit), limited liability company, partnership, joint venture, trust, or other enterprise, in respect of (i) any claim, issue, or matter asserted in such action or suit as to which he or she shall have been adjudged to be liable for negligence or misconduct (other than negligence) in the performance of his or her duty to the Corporation unless and only to the extent that the court of common pleas or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances of the case, he or she is fairly and reasonably entitled to such indemnity as such court of common pleas or such other court shall deem proper, or (ii) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Law.

(b) The Corporation shall promptly make any such unpaid indemnification as is determined by a court to be proper as contemplated by this Article III, Section 2.

Section 3. Indemnification for Expenses

Anything contained in the Code of Regulations or elsewhere in these Articles to the contrary notwithstanding, to the extent that an officer or director of the Corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Article III, Section 1, or in defense of any claim, issue, or matter therein, he or she shall be promptly indemnified by the Corporation against expenses (including, without limitation, attorneys’ fees and costs) actually and reasonably incurred by him or her in connection therewith.

Section 4. Determination Required

Any indemnification required under Article III, Section 1 and not precluded under Article III, Section 2 shall be made by the Corporation only upon a determination that indemnification of such person is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Article III, Section 1 and/or Section 2. Such determination shall be made as follows:

(a) by a majority vote of a quorum consisting of directors of the Corporation who were not and are not parties to, or threatened with, the action, suit or proceeding,

(b) if such a quorum described in division (a) of this Section 4 is not obtainable or if a majority of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the Corporation, or any person to be indemnified, within the past five years,

(c) by the shareholders of the Corporation, or

(d) by the court of common pleas or if the Corporation is a party thereto, the court in which such action, suit or proceeding was brought, if any.

Any such determination may be made by a court under division (d) of this Section 4 at any time including, without limitation, any time before, during or after the time when any such determination may be requested of, be under consideration by, or have been denied or disregarded by the disinterested directors under division (a) or by independent legal counsel under division (b) or by the shareholders under division (c) of this Section 4; and no failure for any reason to make any such determination, and no decision for any reason to deny any such determination, by the disinterested directors under division (a) or by independent legal counsel under division (b) or by shareholders under division (c) of this Section 4 shall be evidence in rebuttal of the presumption recited in Article III, Section 1.

Any determination made by the disinterested directors under division (a) or by independent legal counsel under division (b) of this Section 4 to make indemnification in respect of any claim, issue, or matter asserted in an action or suit threatened or brought by or in the right of the Corporation shall be promptly communicated to the person who threatened or brought such action or suit, and within ten (10) days after receipt of such notification such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought, if any, to review the reasonableness of such determination.

Section 5. Advances for Expenses

Expenses (including, without limitation, attorneys’ fees and costs) incurred in defending any action, suit, or proceeding referred to in Article III, Section 1 shall be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding to or on behalf of the officer or director promptly as such expenses are incurred by him or her, but only if such officer or director shall first agree, in writing, to reasonably cooperate with the Corporation in connection with such action, suit or proceeding and to repay all amounts so paid in respect of any claim, issue, or other matter asserted in such action, suit, or proceeding in defense of which he or she shall not have been successful on the merits or otherwise:

(a) if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation; or

(b) if, in respect of any claim, issue, or other matter asserted by or in the right of the Corporation in such action or suit, he or she shall have been adjudged by clear and convincing evidence to be liable for acting with reckless disregard for the best interests of the Corporation or with deliberate intent to cause injury to the Corporation in the performance of his or her duties to the Corporation, unless and only to the extent that the court of common pleas or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances, he or she is fairly and reasonably entitled to all or part of such indemnification.

Section 6. Article III Not Exclusive

The indemnification and advancement of expenses provided by this Article III shall not be exclusive of, and shall be in addition to, any other rights to which any person seeking indemnification or advancement of expenses may be entitled under these Articles or the Code of Regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an officer or director of the Corporation (or shall cease to hold such other position entitling him or her to indemnification and advancement of expenses under Article III, Section 1) and shall inure to the benefit of the heirs, executors, and administrators of such a person. A right to indemnification or to advancement of expenses arising under a provision of these Articles or the Code of Regulations shall not be eliminated or impaired by an amendment to that provision after the occurrence of the act or omission that becomes the subject of the civil, criminal, administrative, or investigative action, suit, or proceeding for which the indemnification or advancement of expenses is sought.

Section 7. Insurance

The Corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation (domestic or foreign, nonprofit or for profit), limited liability company, partnership, joint venture, trust, or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the obligation or the power to indemnify him or her against such liability under the provisions of this Article III. Insurance may be purchased from or maintained with a person in which the Corporation has a financial interest.

Section 8. Independence of Provisions

The authority of the Corporation to indemnify persons pursuant to Article III, Section 1 or Section 2 does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to Article III, Section 5, Section 6 or Section 7. Article III, Section 1 and Section 2 do not create any obligation to repay or return payments made by the Corporation pursuant to division Article III, Section 5, Section 6 or Section 7.

Section 9. Certain Definitions

For purposes of this Article III, and as examples and not by way of limitation:

(a) A person claiming indemnification under this Article III shall be deemed to have been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Article III, Section 1, or in defense of any claim, issue, or other matter therein, if such action, suit, or proceeding shall be terminated as to such person, with or without prejudice, without the entry of a judgment or order against him or her, without a conviction of him or her, without the imposition of a fine upon him or her, and without his or her payment or agreement to pay any amount in settlement thereof (whether or not any such termination is based upon a judicial or other determination of the lack of merit of the claims made against him or her or otherwise results in a vindication of him or her); and

(b) References to an “other enterprise” shall include employee benefit plans; references to a “fine” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee, or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” within the meaning of that term as used in this Article III.

Section 10. Venue

Any action, suit, or proceeding to determine a claim for indemnification under this Article III may be maintained by the person claiming such indemnification, or by the Corporation, in the court of common pleas. The Corporation and (by claiming such indemnification) each such person consent to the exercise of jurisdiction over its, her or his person by the court of common pleas in any such action, suit, or proceeding.

Section 11. Limitation of Liability

(a) A director shall perform his or her duties to the Corporation in good faith, in a manner he or she reasonably believes to be in, or not opposed to, the best interests of the Corporation, and with the care that an ordinarily prudent person in a like position would use under similar circumstances.

(b) In performing his or her duties, a director shall be entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, that are prepared or presented by: (i) one or more directors, officers, or employees of the Corporation whom the director reasonably believes are reliable and competent in the matters prepared or presented; (ii) counsel, public accountants, or other persons as to matters that the director reasonably believes are within the person’s professional or expert competence; or (iii) a committee of the directors upon which he or she does not serve, duly established in accordance with the provisions of the Code of Regulations or by Law, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

(c) A director in determining what he or she reasonably believes to be in the best interests of the Corporation shall consider the interests of the Corporation’s shareholders and, in his discretion, may consider (i) the interests of the Corporation’s employees, suppliers, creditors, and customers; (ii) the economy of the state and nation; (iii) community and societal considerations; and (iv) the long-term as well as short-term interests of the Corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the Corporation.

(d) A director shall be liable in damages for any action he or she takes or fails to take as a director only if it is proved by clear and convincing evidence in a court of competent jurisdiction that his or her action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Corporation or undertaken with reckless disregard for the best interests of the Corporation. Notwithstanding the foregoing, nothing contained in this Section 10(d) affects the liability of directors under Section 1701.95 of the Ohio Revised Code or limits relief available under Section 1701.60 of the Ohio Revised Code.

ARTICLE IV

MISCELLANEOUS

Section 1. Control Share Acquisition Statute Inapplicable

The provisions of 1701.831 (Control Share Acquisition Procedures) and 1704 (Transactions Involving Interested Shareholders) of the Ohio Revised Code shall not apply to the Corporation.

Section 2. No Preemptive Rights

Except as the Board of Directors may otherwise provide pursuant to Article II, Section 3 of these Articles in connection with the fixing of the rights of any class or series of Preferred Shares, no holders of any class of shares of the Corporation shall have any preemptive right to purchase, or have offered to them for purchase, any shares or other securities of the Corporation, whether now or hereafter authorized.

Section 3. No Cumulative Voting of Shares

Except as the Board of Directors may otherwise provide pursuant to Article II, Section 3 of these Articles in connection with the fixing of the rights of any class or series of Preferred Shares, shareholders of the Corporation shall not have the right to vote cumulatively in the election of directors or otherwise.

Section 4. Directors’ Authority to Amend Articles

Notwithstanding any contrary provision of the Ohio Revised Code or these Articles, the Board of Directors shall have the authority to adopt an amendment to the Articles, by the affirmative vote of a majority of the directors then in office, in the following cases:

(a) an amendment to change the name of the Corporation;

(b) an amendment to change the place in the State of Ohio where the principal office of the Corporation is to be located;

(c) when the Board of Directors has declared a dividend or distribution on any class of outstanding shares of the Corporation to be paid in shares of the same class, an amendment to proportionately increase the authorized number of shares of the class, provided that the Corporation has only one class of shares outstanding or the dividend or distribution is not substantially prejudicial to the holders of any other class of the Corporation’s shares, and further provided that such an amendment be adopted concurrently with the amendment described in subsection (e) of this Section 4 when the dividend or distribution is declared on outstanding shares with par value;

(d) an amendment to change each issued and unissued authorized share of an outstanding class into a greater number of shares of that class and to proportionately increase the authorized number of shares of that class, provided that the Corporation has only one class of shares outstanding or the change is not substantially prejudicial to the holders of any other class of the Corporation’s shares, and further provided that such an amendment be adopted concurrently with the amendment described in subsection (e) of this Section 4 when the change is made to outstanding shares with par value; and

(e) concurrently with the adoption of an amendment under subsection (c) or (d) of this Section 4, an amendment decreasing the par value of issued and unissued shares of a particular class to the extent necessary to prevent an increase in the aggregate par value of the outstanding shares of the class as a result of the dividend or distribution described in subsection (c) of this Section 4 or the change described in subsection (d) of this Section 4.

Section 5. Shareholder Voting Requirements

(a) Notwithstanding any provision of the Ohio Revised Code now or hereafter in force requiring for any purpose the vote, consent, waiver, or release of the holders of shares entitling them to exercise two-thirds, or any other proportion, of the voting power of the Corporation or of any class or classes of shares thereof, such action (including the amendment of these Articles), unless otherwise expressly required by statute, by these Articles or by the Corporation’s Code of Regulations, may be taken by the affirmative vote, consent, waiver, or release of the holders of shares entitling them to exercise a majority of the voting power of the Corporation; provided, however, that, the affirmative vote of the holders of shares entitling them to exercise two-thirds of all of the voting power of the Corporation, shall be necessary to adopt a proposed amendment to Article III, or Section 2, Section 3, Section 4, or Section 5 of this Article IV of these Articles.

(b) As further clarification to the foregoing, only the affirmative vote, consent, waiver, or release of the holders of shares entitling them to exercise a majority of the voting power of the Corporation shall be required to approve any of the following:

(i) an agreement of merger or consolidation providing for a proposed merger or consolidation of the Corporation with or into one or more other corporations or other entities and requiring shareholder approval as contemplated by Sections 1701.78, 1701.781, 1701.79, and 1701.791 of the Ohio Revised Code;

(ii) a proposed combination or majority share acquisition involving the issuance of shares of the Corporation and requiring shareholder approval as contemplated by Section 1701.83 of the Ohio Revised Code;

(iii) a proposal to lease, sell, exchange, transfer, or otherwise dispose of all, or substantially all, the assets, with or without the goodwill, of the Corporation as contemplated by Section 1701.76 of the Ohio Revised Code; or

(iv) a proposed dissolution of the Corporation.

Section 6. Prior Articles Superceded

These Second Amended and Restated Articles of Incorporation shall supersede and take the place of the heretofore existing Amended and Restated Articles of Incorporation of the Corporation and all amendments thereto, if any.